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                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                      Quarter Ended     Nine Months Ended
                                       October 5,        October 5,
                                    ----------------  ----------------
                                     1998     1999     1998     1999
                                    -------  -------  -------  -------
BASIC
Weighted average common shares
outstanding. . . . . . . . . . . .   11,505   11,744   11,450   11,709
                                    =======  =======  =======  =======

Net income . . . . . . . . . . . .  $ 5,393  $ 6,532  $14,678  $17,280
                                    =======  =======  =======  =======

Net income per common share. . . .  $  0.47  $  0.56  $  1.28  $  1.48
                                    =======  =======  =======  =======

DILUTED
Weighted average common shares
outstanding. . . . . . . . . . . .   11,505   11,744   11,450   11,709

Dilutive effect of stock options
outstanding during the period. . .      240       87      304      115
                                    -------  -------  -------  -------

Total common and common equivalent
shares . . . . . . . . . . . . . .   11,745   11,831   11,754   11,824
                                    =======  =======  =======  =======

Net income . . . . . . . . . . . .  $ 5,393  $ 6,532  $14,678  $17,280
                                    =======  =======  =======  =======

Net income per common share. . . .  $  0.46  $  0.55  $  1.25  $  1.46
                                    =======  =======  =======  =======
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